Exhibit 99.1


           110 MEDIA GROUP ACQUIRES CONTENT DISTRIBUTOR CD-MEDIA.NET

Melville, N.Y., Aug. 30 - 110 Media Group, Inc. (OTCBB:OTEN) announced today the completion of an acquisition of the operating business and assets of CD-Media.net, an adult industry content distributor.

The company will build upon CD-Media.net's current business model of selling quality image and video content to adult industry webmasters for discount prices. CD-Media.net has been operating since 1999 and owns over 14,000 images and hundreds of video clips which it licenses to thousands of adult oriented websites. With the addition of certain 110 Media content, CD-Media.net will be one of the largest discount content suppliers on the internet.

The company plans to have the entire site revamped and integrated with additional exclusive content available in place by the end of September. "Although currently open for business and generating revenue successfully, there is much more available that is not currently on the site. That is what really excites me about the purchase", Stated Ray Barton, 110 Media's CEO.

About 110 Media Group, Inc.
110 Media Group, Inc. specializes in the distribution of electronic based media focusing on the adult entertainment industry. The company's content is currently available to U.S. households through Web sites, DVDs and Video-on- Demand (VOD) services. The company has distribution agreements with the country's top adult industry VOD and DVD distributors. In addition, we distribute content directly to consumers via a series of high end subscription based consumer sites.

               Contact:    110 Media Group Inc.
                           Tim Schmidt
                           tschmidt@110mediagroup.com
                           631-385-0007